Consent of Independent Public Accountants


We consent to the incorporation by reference in this Registration Statement on Form S-8 (Registration No. 33-69538) of our report dated July 21, 2000 on the consolidated financial statements of Marion Capital Holdings, Inc. which report is included in the Annual Report on Form 10-K of Marion Capital Holdings, Inc.


/s/ Olive LLP
Olive LLP

Indianapolis, Indiana
September 22, 2000